Exhibit 2.1
DATED 26 JANUARY 2006
THE PERSONS LISTED IN SCHEDULE 1
INFORMATICA CORPORATION

SHARE PURCHASE AGREEMENT
for the sale and purchase of the entire issued share capital of
SIMILARITY SYSTEMS LIMITED

MATHESON ORMSBY PRENTICE
30 Herbert Street
Dublin 2
Ireland
TEL + 353 1 619 9000
FAX + 353 1 619 9010
3313677.17

Page No
9.2 Binding on successors	26
9.3 Waiver, release and remedies	26
9.4 Counterparts	26
9.5 Assignment	27
9.6 Notices	27
9.7 Notice Deemed to be Served	27
9.8 Confirmation of Notice	27
9.9 Variation	28
9.10 Withholding and Grossing Up	28
9.11 Further Assurance and Information	28
9.12 Announcement	28
9.13 Whole Agreement	28
9.14 Severability	29
9.15 Costs	29
9.16 Governing Law and Jurisdiction	29

Schedule 1
Part 1 Vendors and their Shareholdings
Part 2 Vendors

Schedule 2	30
Part 1 Vendor Warranties	30
Part 2 General Warranties	33
Part 3 Tax Warranties	66

Schedule 3	71
Deed of Tax Covenant	71

Schedule 4
Part 1 Directors and Secretary of the Company
Part 2 Continuing Directors

Schedule 5
Properties

Schedule 6	84
Service Agreements	84

Schedule 7
Details of Subsidiaries

Schedule 8	101
Option Assumption Notice	101

Schedule 9
Specific Indemnity

Schedule 10
Form of Enterprise Ireland Guarantee

Schedule 11
Part A: Details of Letters of Offer
Part B: Guaranteed amounts under the Letters of Offer

Annexure A
Accounts

Annexure B
Management Accounts

Annexure C
Share option table

THIS AGREEMENT is made on 26 January 2006
BETWEEN
(1)	THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT in Column 1 of Part 1 of Schedule 1 (together the “Vendors” and each a “Vendor”)
AND
(2)	INFORMATICA CORPORATION a company incorporated under the laws of the state of Delaware, USA having its registered office at 100 Cardinal Way, Redwood City, CA 94063 (the “Purchaser”)
WHEREAS:
A.	Similarity Systems Limited (the “Company”) is a private limited company incorporated in Ireland under the Companies Acts 1963-2005 on 14 April 2000 under registration number 326989 with its registered office at Wilson House, Fenian Street, Dublin 2.

B.	The Company has an authorised share capital of €1,200,000 divided into 30,000,000 Ordinary shares of €0.012 each, 30,000,000 B Ordinary shares of €0.012 each and 40,000,000 A Series A Shares of €0.012 each of which 1,800,000 ordinary shares, 1,950,000 B Ordinary shares and 13,963,846 Series A Shares are issued credited as fully paid up.

C.	The Vendors are the beneficial owners of all of the issued shares in the Company, in the proportions set out in Column 2 of Part 1 of Schedule 1, which they have agreed to sell and which the Purchaser has agreed to purchase on the terms and subject to the conditions of this Agreement.

D.	The Vendors have made representations to the Purchaser in the terms, inter alia, of the representations and Warranties (as hereinafter defined) with the intention that the Purchaser should rely upon such Warranties in entering into this Agreement.
NOW IT IS HEREBY AGREED as follows:
1	INTERPRETATION

1.1	Definitions

In this Agreement and in the Schedules unless the context otherwise requires or unless otherwise specified:

“1963 Act” means the Companies Act 1963;

“1990 Act” means the Companies Act 1990;

“1999 Act” means the Companies (Amendment) (No. 2) Act 1999;

“2001 Act” means the Company Law Enforcement Act 2001;

“Accounts” means the audited consolidated balance sheet of the Group as at the Accounts Date and the audited consolidated profit and loss account of the Group for the accounting period ended on the Accounts Date and all notes thereto and the directors’ report and auditors’ report thereon and all other documents and statements annexed thereto, copies of which are annexed as Annexure A;

“Accounts Date” means 31 December 2004;

“Annual Return Date” has the meaning given in Section 127 of the Companies Act 1963 as amended by Section 60 of the Company Law Enforcement Act 2001;
“B Ordinary Shares” means the B ordinary shares of EUR0.012 each in the capital of the Company;
“Business Day” means a day (other than a Saturday or Sunday) on which clearing banks are generally open for business in Ireland and California;
“Companies Acts” means the Companies Acts 1963 to 2005 and all orders and regulations made thereunder or made under the European Communities Acts 1972-2003 and intended to be construed as one with the Companies Acts 1963 to 2005;
“Company Share Option” means an option to purchase shares of the Company granted under the Company Share Option Plan;
“Company Share Option Plan” means the Similarity Share Option Scheme as adopted on 27 September 2002 and amended on 31 January 2005 and 26 January 2006;
“Completion” means completion of the matters relating to the sale and purchase of the Shares hereunder pursuant to clause 5 of this Agreement;
“Completion Date” means the date of this Agreement or such other date as may be agreed by the parties hereto in writing;
“Computer Systems” means the Hardware and the Software;
“Confidential Information” means all confidential information of the Group used in or otherwise relating to the organisation, business, personnel, suppliers, customers, financial, taxation or other affairs of the Group, including but not limited to, information relating to:
(a)	the marketing of any products or services including customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials;

(b)	future projects, business development or planning, commercial relationships and negotiations; and

(c)	Know How and research and development projects
which has not been released by the Company into the public domain and of which the Purchaser has not otherwise been made lawfully aware by a third party;
“Connected Person” in relation to a person means any person who is connected with that person by virtue of Section 10 of the TCA;
“Consideration” means the total purchase consideration specified in clause 3 as being payable for the Shares by the Purchaser;
“Consideration Shares” means 122,045 shares of Informatica Stock;
“Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any person;
“Continuing Directors” means the individuals listed in Part 2 of Schedule 4;

“Corporate Intellectual Property” means all Intellectual Property Rights which are owned by or arise from the activities of the Group, or which is used in connection with the Business;
“Data Protection Acts” means the Data Protection Acts 1988 and 2003;
“Data Protection Commissioner” means the person referred to in section 9 of the Data Protection Acts;
“Date Compliant” (and like expressions) shall mean that neither the performance nor functionality of any Software (including, but not limited to calculating, comparing, and sequencing) is or will be affected or interrupted by dates or times and, in particular, that the relevant Computer System (including all interfaces) is capable of processing, calculating and manipulating all date and time formats correctly and accurately;
“DGCL” means the Delaware General Corporation Law;
“Deed of Tax Covenant” means the deed of tax covenant to be entered into on Completion, in accordance with the terms of this Agreement by the Vendors and the Purchaser in the form set out in Schedule 3;
“Development” means development within the meaning of Section 3 of the Planning and Development Act 2000;
“Director of Corporate Enforcement” means the office specified in the Company Law Enforcement Act 2001;
“Directors” means the several persons, being all the directors of the Company and the Subsidiaries at the date of hereof, whose names and addresses are set out as such in Parts 1 and 2 of Schedule 4 or Schedule 7 as appropriate;
“Disclosed” means fairly and accurately disclosed in the Disclosure Letter;
“Disclosure Letter” means the letter and its annexures of even date herewith from the Vendors to the Purchaser disclosing information constituting exceptions to the Warranties;
“Distance Contract” has the meaning set out in Regulation 3 of the European Communities (Protection of Consumers in Respect of Contracts Made by Means of Distance Communications) Regulations 2001;
“Distance Contract for the Supply of a Financial Service” has the meaning set out in Regulation 3 of the European Communities (Distance Marketing of Consumer Financial Services) Regulations 2004 as amended by the European Communities (Distance Marketing of Consumer Financial Services) (Amendment) Regulations 2005;
“Encumbrance” means:
(a)	any adverse claim or right or third party right or other right or interest;

(b)	any equity;

(c)	any option or right of pre-emption or right to acquire or right to restrict;

(d)	any mortgage, charge, assignment, hypothecation, pledge, lien, encumbrance or security interest or arrangement of whatsoever nature;

(e)	any reservation-of-title; or

(f)	any hire purchase, lease or instalment purchase agreement;

“Environment” includes (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level, and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna;
“Environmental Laws” means (a) the common law and (b) all laws, by-laws, statutes, regulations, rules, orders, instruments, decrees, directives, decisions, injunctions, rulings and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency whether of Ireland, the European Union or elsewhere and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labelling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant;
“Environmental Licence” means any permit, licence, approval, permission, consent or authorisation required by or pursuant to any applicable Environmental Laws;
“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment;
“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement;
“Escrow Agent” means such organisation as is agreed between the Purchaser and the Vendor Representative;
“Escrow Agreement” means the escrow agreement of even date herewith between the Escrow Agent, the Purchaser the persons listed in Schedule 1 thereto and the Vendor Representative;
“Escrow Amount” means such amount as may from time to time be standing to the credit of the Escrow Account;
“Escrow Only Claim Relevant Proportion” means in respect of each Vendor such proportion as is set out opposite his name in Column 6 of Part 1 of Schedule 1;
“euro” and “EUR” mean the lawful currency of Ireland;
“European Economic Area” has the meaning assigned to it by the Agreement on the European Economic Area signed at Oporto on 2 May 1992, as adjusted by the Protocol signed at Brussels on 17 March 1993;
“Executives” means Garry Moroney, Chris McCauley and Tommy Drummond;
“Facilities” means all overdrafts (to include limits thereon), loans, loan stock, debentures, acceptance credits or other financial facilities outstanding or available to each Group Company;
“General Warranties” means the representations, warranties and undertakings set out in Part 2 of Schedule 2;
“Group” means the Group Companies;
“Group Companies” means the Company and the Subsidiaries and “Group Company” means any one of them;
“Group Company” means any one of the Group Companies;

“Hardware” means any computer equipment used by or for the benefit of the Group at any time including, without limitation, communication systems, infrastructure and networks and components or elements of the foregoing such as firmware, screens, terminals, keyboards, disks and cabling and other peripheral and associated electronic equipment but excluding all Software;
“Informatica Stock” means the common stock of Informatica Corporation having a par value of $0.001 per share;
“Informatica Group” means Informatica Corporation and any subsidiary or affiliated company thereof;
“Informatica Group Company” means any member of the Informatica Group;
“Intellectual Property Rights” means any and all trade marks, service marks, rights in get up, trade names, business names and domain names, rights in goodwill (including rights to sue for past, present and future infringements), rights in designs (whether registered or unregistered), copyright and related rights (including rights in computer programs), database rights, semi-conductor topography rights, patents, utility models, Know-How, rights in inventions, discoveries and improvements, Confidential Information and all applications to register and rights to apply for registration of any of the foregoing rights together with all other rights of a similar or corresponding character which now subsist in any part of the world;
“Know-How” means all information, methods and techniques used by the Group that are necessary for understanding and operating the processes employed, products made and services provided by the Group and includes, without limitation, all instruction manuals, formulae, specifications, test results, process and product descriptions, market forecasts, and customer and supplier particulars;
“Letters of Offer” means the letters of offer in respect of grant assistance from Enterprise Ireland to the Company listed in Schedule 11, Part A;
“Management Accounts” means the unaudited consolidated balance sheet of the Group as at the Management Accounts Date and the unaudited consolidated profit and loss account of the Group for the 12 month period ended on the Management Accounts Date, copies of which are annexed as Annexure B;
“Management Accounts Date” means 31 December 2005;
“Open Source Software” means any software or material that is publicly available and which contains or is derived from or which is distributed or licensed
(a)	as free, open and/or without restriction;

(b)	under a licensing or distribution arrangement or regime which requires as a condition of use, modification and/or distribution, that any other software which is incorporated into, derived from or distributed with such software or material, be disclosed or distributed in source code form or be licensed on terms which permit the making of derivative works or be redistributable at no charge; or

(c)	under a licensing or distribution arrangement which is similar to the above, including without limitation:
(i)	the GNU General Public Licence (GPL);

(ii)	the GNU Lesser General Public Licence (LGPL);

(iii)	the Mozilla Public Licence;

(iv)	the Apache Licence;

(v)	the Sun Community Source Licence (SCSL); and

(vi)	the Sun Industry Standard Licence (SISL);
“Option Conversion Ratio” shall mean 5.8631;

“Ordinary Shares” means the ordinary shares of EUR0.012 each in the capital of the Company;
“Payment Date” means the date which is 15 months and 15 days from the Completion Date;
“Permitted Encumbrance” means Shall mean (a) materialmen’s, mechanics’, carriers’, workmens’, warehousemens’, repairmens’, and other like Encumbrance arising in the ordinary course of business or deposits to obtain the release of such Encumbrances, (b) Encumbrances for taxes and other like government levys not yet due and payable, and (c) purchase money Encumbrances incurred in the ordinary course of business.;
“Personal Data” has the same meaning as in the Data Protection Acts;
“Planning Acts” means the Local Government (Planning and Development) Acts 1963 to 1999 and the Planning and Development Act 2000;
“Principal Vendors” means all of the Vendors other than Enterprise Ireland;
“Properties” means the properties of the Group, particulars of which are set out in Schedule 5;
“Purchaser’s Solicitors” means Matheson Ormsby Prentice, 30 Herbert Street, Dublin 2;
“Vendor Claim Relevant Proportion” means in respect of each Vendor such proportion as is set out opposite his name in Column 5 of Part 1 of Schedule 1;
“Restricted Business Activity” means the business of the development and exploitation of software and the provision of services for data quality enhancement, data profiling and data cleansing;
“Restricted Business Area” means each member of the EU and the EEA, the United States and Canada;
"Revenue Authority” has the meaning set out in the Deed of Tax Covenant;
“Series A Shares” means the Series A Preferred Shares of EUR0.012 each in the capital of the Company;
“Service Agreements” means the contracts of employment in the form set out in Schedule 6 to be entered into by and between the Company and each of the Executives on Completion;
“Shares” means the Ordinary Shares, B Ordinary Shares and Series A Shares beneficially owned by the Vendors in the proportions set out in Column 2 of Part 1 of Schedule 1 to be purchased by the Purchaser hereunder;
“Software” means any set of instructions for execution by a computer processor (including both source and object code) used by the Group at any time irrespective of application, language or medium and including for the avoidance of doubt, any codes or sets of instructions that are embodied or incorporated in any firmware.
“Stock Retention Agreement” means the agreement to be entered into by Garry Moroney in respect of the Consideration Shares;
“Subsidiaries” means the companies listed and details of which are set out in Schedule 7.
“Tax Warranties” means the representations, warranties and undertakings set out in Part 3 of Schedule 2;
“Tax” has the meaning set out in the Deed of Tax Covenant;
“Taxation” has the meaning set out in the Deed of Tax Covenant;

“TCA” means the Taxes Consolidation Act 1997;

“Third Party Expenses” means all third party expenses, including all third party legal, accounting, financial advisory, consulting or other fees incurred in connection with the negotiation and consummation of the acquisition;

“Total Outstanding Shares” shall mean the aggregate number of shares of the Company plus the maximum aggregate number of shares issuable upon full exercise, exchange or conversion of all Company Share Options, any warrants over Company shares and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, shares of the Company issued and outstanding immediately prior to the Completion Date, on an as converted to Company shares basis;

“Trading Price” shall mean US$12.97;

“VAT” means value added tax;

“VATA 1972” means the Value Added Tax Act 1972;

“Vendor Representative” means Brian Caulfield;

“Vendors’ Solicitors” means O’Donnell Sweeney, 1 Earlsfort Centre, Earlsfort Terrace, Dublin 2;

“Vendor Warranties” means the representations, warranties and undertakings set out in Part 1 of Schedule 2;

“Warranties” means the Vendor Warranties, the Tax Warranties and the General Warranties.

1.2 Interpretation Generally

In this Agreement and in the Schedules, unless the context otherwise requires or unless otherwise specified:
1.2.1	any reference to any statute, statutory provision or to any order or regulation shall be construed as a reference to that statute, provision, order or regulation as extended, modified, amended, replaced or re-enacted from time to time (whether before or after the date of this Agreement) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of this Agreement);

1.2.2	words denoting any gender include all genders and words denoting the singular include the plural and vice versa;

1.2.3	all references to recitals, sections, clauses, paragraphs, schedules and annexures are to recitals in, sections, clauses and paragraphs of and schedules and annexures to this Agreement;

1.2.4	headings are for convenience only and shall not affect the interpretation of this Agreement;

1.2.5	words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall unless the context clearly indicates to the contrary refer to the whole of this Agreement and not to any particular section, clause or paragraph hereof;

1.2.6	in construing this Agreement general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words and any reference to the word “include” or “including” is to be construed without limitation;

1.2.7	any reference to “Agreement” or any other document or to any specified provision of this Agreement or any other document is to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document;

1.2.8	any reference to a person shall be construed as a reference to any individual, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.2.9	any reference to a person includes his successors, personal representatives and permitted assigns;

1.2.10	any reference to a breach of any of the Warranties shall be construed as including reference to any matter not being in all respects as represented by the Warranties and to any of the Warranties being inaccurate or untrue or misleading in any respect;

1.2.11	any statement, representation, warranty or undertaking in this Agreement or the Disclosure Letter which is qualified by the expression “to the best of the knowledge, information and belief of the “Vendors” or “so far as the Vendors are aware” or any similar expression shall be deemed to include a warranty given severally by each such Vendor that such statement, representation, warranty or undertaking has been made after due and careful enquiry;

1.2.12	“writing” or any similar expression includes transmission by facsimile;

1.2.13	any reference to a document being in the “agreed form” means in relation to that document the draft of that document which has been initialled by the Vendors’ Solicitors or the Vendor Representative and the Purchaser’s Solicitors by way of identification;

1.2.14	if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such day;

1.2.15	all references to time are references to Irish time; and

1.2.16	for the avoidance of doubt, any reference to Ireland does not include Northern Ireland.
1.3	Interpretation

The parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions of this Agreement.

1.4	Schedules

The contents of the Schedules form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body of this Agreement and the expressions “this Agreement” and “the Agreement” as used in any of the Schedules shall mean this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules.

1.5	Warranties

Unless the context otherwise requires or unless otherwise specified, for the purpose of construction of the Warranties, insofar as any Group Company carries on any part of its business outside Ireland, the references to any statutory provision enacted applying in Ireland shall be deemed to include references to any corresponding or equivalent provision in the local legislation in force where the Group Company so carries on business and the references to any governmental or administrative authority or agency shall include references to the equivalent local government or administrative authority or agency.

2	SALE AND PURCHASE OF THE SHARES

2.1	Agreement for Sale

On the terms and subject to the conditions of this Agreement, the Vendors severally as beneficial owners hereby agree to sell or procure to be sold, and the Purchaser, in reliance upon, inter alia, the Warranties, hereby agrees to purchase at Completion, their Shares free from all Encumbrances and with the benefit of all rights of whatsoever nature attaching or accruing to the Shares including all rights to any dividends and distributions declared, paid or made in respect of the Shares on or after the date of this Agreement.

2.2	Obligation on Purchaser

The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with the provisions of this Agreement.

2.3	Waiver of Pre-emption Rights

Each of the Vendors hereby waives any and all pre-emption rights which he may have in relation to the sale of any of the Shares to the Purchaser hereunder whether arising under the articles of association of the Company or otherwise.

2.4	Enterprise Ireland Consent

2.4.1	Enterprise Ireland hereby consents for the purposes of the supplemental shareholders agreement between, inter alia, Enterprise Ireland and the Company dated 23 December 2005, the Letters of Offer and otherwise to:
(a)	the sale of the Shares to the Purchaser hereunder;

(b)	the sale of the 258,743 Series A Shares held by Enterprise Ireland; and

(c)	the outstanding grant balances as specified in Schedule 11, Part B being withdrawn and cancelled; and

(d)	the change of control of the Company arising from the sale and purchase of the Shares hereunder.
2.4.2	Enterprise Ireland hereby gives any and all necessary consents and approvals required under any agreement with any Group Company to the transactions contemplated by this Agreement and confirms and agrees that no grant or other similar payment made to any Group Company shall become or shall be deemed to become repayable by any Group Company as a consequence of Completion.

2.4.3	The Purchaser shall at Completion enter into a guarantee in favour of Enterprise Ireland in the form set out in Schedule 10 hereto.

2.5	Termination of Shareholders’ Agreements

The:
2.5.1	supplemental shareholders’ agreement between the persons named in the first schedule thereto, the Company and Enterprise Ireland dated 23 December 2005;

2.5.2	subscription agreement between the persons named in the first schedule thereto, Trinity Venture Capital Limited, Delta Equity Fund II Limited Partnership, Sean Baker and the Company dated 31 January 2005; and

2.5.3	shareholders’ agreement between the persons named in the first schedule thereto, Trinity Venture Capital Limited, Delta Equity Fund II Limited Partnership, Hot Origin Limited and the Company dated 31 January 2005, are hereby terminated and each party thereto hereby waives all rights and entitlements which it may have under those agreements against each other party thereto.

3	PURCHASE CONSIDERATION

The total purchase consideration payable by the Purchaser for the purchase of the Shares shall be satisfied by the payment in cash of US$48,329,113.09 and the issue of the Consideration Shares made in accordance with clauses 4 and 5.2.

4	ESCROW ARRANGEMENTS

4.1	Procedure on Completion

On Completion:
4.1.1	the Vendors, the Vendor Representative and the Purchaser shall execute and deliver the Escrow Agreement;

4.1.2	the Purchaser shall procure that US$6,808,409.45 (being part of the Consideration) shall be paid into the Escrow Account and that 52,305 shares of Informatica Stock shall be deposited in escrow with the Escrow Agent, to be held by way of security for any amount or amounts becoming due by the Vendors to the Purchaser in respect of any breach or breaches of the Warranties or to the Purchaser and/or any member of the Group in respect of any claim or claims under the Deed of Tax Covenant.
4.2	Interest

The interest accrued on monies standing to the credit of the Escrow Account shall be credited to the Escrow Account.

4.3	Payment of Retention

The Escrow Amount shall be released in accordance with clause 8 of the Escrow Agreement.

4.4	Claims from the Escrow

4.4.1	If the Purchaser has or claims to have a right to payment from the Escrow the Purchaser shall deliver an officer’s certificate to the Vendor Representative at any time up to 18.00 PST on the day immediately preceding the Payment Date in accordance with clause 4 of the Escrow Agreement. The certificate shall (in addition to the information required by the Escrow Agreement):
(a)	state that the Purchaser believes in good faith that either an Escrow Only Claim or a Vendor Claim exists;

(b)	contain a brief description of the circumstances supporting the Purchaser’s good faith belief that such Escrow Only Claim or Vendor Claim exists; and

(c)	contain a good faith, non-binding, preliminary estimate of the aggregate amount of the claim referred to in the certificate (the “Claimed Amount”).
4.4.2	If the Vendor Representative objects to the Claimed Amount it shall make such objection in accordance with clause 5 of the Escrow Agreement, in which case the matter shall be dealt with in accordance with clause 6 of the Escrow Agreement, and if the Vendor Representative fails to make such objection in accordance therewith, payment of the Claimed Amount shall be made to the Purchaser in accordance with clause 4 of the Escrow Agreement.

4.5	Vendor Representative

4.5.1	The Vendors hereby appoint the Vendor Representative as agent and (other than Enterprise Ireland) as attorney-in-fact for each Vendor, for and on behalf of the Vendors, to give and receive notices and communications, to authorise delivery to the Purchaser of cash from the Escrow Fund in satisfaction of claims by the Purchaser, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Vendor Representative for the accomplishment of the foregoing. Such agency may be changed by the Vendor’s Representative from time to time upon not less than seven (7) days prior written notice to the Purchaser. Any vacancy in the position of the Vendor Representative may be filled by approval of the holders of a majority interest of the Escrow Fund. No bond shall be required of the Vendor Representative, and the communications to or from the Vendor Representative shall constitute notice to or from each of the Vendors.

4.5.2	The Vendor Representative shall not be liable for any act done or omitted hereunder as Vendor Representative in good faith, absent gross negligence. The Vendors on whose behalf the Escrow Amount was contributed to the Escrow Account shall severally indemnify the Vendor Representative and hold the Vendor Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Vendor Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Vendor Representative. All other reasonable expenses incurred by the Vendor Representative shall be paid out of the Escrow Amount after all distributions to the Purchaser are made in satisfaction of any claims on the Escrow Amount and prior to any distribution to the Vendors.

4.5.3	A decision, act, consent or instruction of the Vendor Representative shall constitute a decision of all the Vendors for whom a portion of the Consideration otherwise issuable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Vendors, and the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Vendor Representative as being the decision, act, consent or instruction of each such Vendor. The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Vendor’s Representative.

5	COMPLETION

5.1	Completion Arrangements

Completion of the sale and purchase of the Shares shall take place at the offices of the Purchaser’s Solicitors on the Completion Date and at Completion the Vendors shall:
5.1.1	where any of the Vendors is a corporate body, deliver to the Purchaser evidence, to the Purchaser’s satisfaction, of the authority of any person or persons executing or attesting the execution of this Agreement and any other document on its behalf to do so;

5.1.2	deliver to the Purchaser and/or its nominees duly executed share transfers in respect of the Shares together with the relevant certificates (or, in the case of any share certificates found to be missing, an indemnity, in a form satisfactory to the Purchaser);

5.1.3	deliver to the Purchaser and/or its nominees duly executed share transfers in respect of all Shares in the Subsidiaries which are not registered in the name of a Group Company together with the relevant share certificates;

5.1.4	deliver to the Purchaser such waivers or consents as the Purchaser may require to enable the Purchaser and/or its nominees to be registered as the holders of the Shares;

5.1.5	deliver to the Purchaser in relation to each Group Company the statutory books, records and registers (complete and duly written up-to-date), the common seal, the certificate of incorporation, any certificates of incorporation on change of name and all documents, contracts, licences, agreements, insurance policies, records, papers, correspondence files and books of trading and account of each Group Company;

5.1.6	procure that all of the Directors (other than the Continuing Directors) resign from their directorships in and offices of profit under and employment with each of the Group Companies and deliver to the Purchaser their written resignations under seal containing an acknowledgement that each has no claim against any Group Company in respect of breach of contract, compensation for loss of office or otherwise howsoever arising;

5.1.7	deliver to the Purchaser a written acknowledgement under seal from each of the Continuing Directors that he has no claim whatsoever against any of the Group Companies;

5.1.8	deliver to the Purchaser the resignation of the existing auditors of the Company confirming that they have no claims of any kind against any of the Group Companies and that no fees are due (whether currently or in the future) to them by any of the Group Companies and furthermore containing a statement complying with the provisions of Section 185(2)(a) of the 1990 Act that there are no circumstances connected with their resignation which they consider should be brought to the attention of the members or creditors of any Group Company;

5.1.9	deliver to the Purchaser a letter of resignation under seal from the secretary of each Group Company containing an acknowledgement that he has no claim against any of the Group Companies in respect of breach of contract, compensation for loss of office or otherwise howsoever arising;

5.1.10	discharge or procure the discharge of all monies owing to any Group Company (whether then due for payment or not) by the Vendors or the Directors (other than the Continuing Directors) or by any of them or by any Connected Person of any of them;

5.1.11	procure the release of any and all guarantees or indemnities or security given by any of the Group Companies for or on behalf of the Vendors or the Directors (other than the Continuing Directors) or any of them or any Connected Person of any of them or any other person;

5.1.12	deliver to the Purchaser evidence, in a form satisfactory to the Purchaser, of the release of each Group Company from all Encumbrances (other than Permitted Encumbrances) created or given by such Group Company or to which any of its assets is subject;

5.1.13	deliver to the Purchaser the Deed of Tax Covenant duly executed by the parties thereto;

5.1.14	deliver to the Purchaser the Service Agreements duly executed by the parties thereto;

5.1.15	deliver to the Purchaser evidence of:
(a)	the amendment of the Company Share Option Plan to allow for monthly vesting, assignment with consent of the Company and the acceleration of all outstanding options held by David Smyth and Aiden Gallagher; and

(b)	conversion of B Ordinary Shares in accordance with the Articles of Association of the Company.
5.1.16	deliver to the Purchaser copies of all bank mandates of the Group together with copies of bank statements in relation to all bank accounts as at a date not earlier than the day immediately preceding the Completion Date and all cheque books of the Group in use and the cash book balances of the Group as at the Completion Date with reconciliation statements reconciling such balances with the aforementioned bank statements;

5.1.17	deliver to the Purchaser appropriate forms to amend any mandates given by the Group Companies to their bankers or other financial institutions;

5.1.18	deliver to the Purchaser all credit cards in the name of or for the account of any of the Group Companies in the possession of any officer or employee of such Group Company resigning at Completion;

5.1.19	procure that a meeting of the board of directors of each Group Company is held at which, inter alia:
(a)	the share transfers referred to in clause 5.1.2 or 5.1.3 (as appropriate) are approved (subject only to stamping);

(b)	such persons as the Purchaser may nominate are appointed as directors, secretary, auditors and solicitors of such Group Company with immediate effect;

(c)	all existing mandates for the operation of bank accounts of such Group Company are revoked and new mandates are approved and adopted giving authority to such persons as the Purchaser may nominate;

(d)	the resignations referred to in clause 5.1.6, 5.1.8 and 5.1.9 are accepted;

(e)	the registered office of such Group Company is changed to 30 Herbert Street, Dublin 2; and

(f)	such Group Company approves and authorises the execution of:
(i)	the Service Agreements; and

(ii)	the Escrow Agreement.
5.1.20	deliver to the Purchaser a certificate or certificates of the kind described in Section 980 of the TCA in respect of the Consideration or a letter from the auditors of the Company (in a form satisfactory to the Purchaser) confirming that no such certificate is required in these circumstances; and

5.1.21	deliver to the Purchaser such other papers and documents related to any Group Company as the Purchaser may (by not less than 5 (five) Business Days written notice from the Purchaser’s Solicitor to the Vendors’ Solicitors or the Vendor Representative) reasonably require.
5.2	Payment of Consideration

On Completion the Purchaser shall pay the Consideration less any applicable withholding tax, if a certificate or certificates (or letter) of the type referred to in clause 5.1.21 has not been furnished to the Purchaser as follows:
5.2.1	the Escrow Amount shall be paid by the Purchaser in accordance with clause 4.1.2 and shall be subject to the provisions of clause 4;

5.2.2	US$41,520,703.64, being the balance of the cash Consideration, shall be paid by the Purchaser to the Vendors’ Solicitors by way of telegraphic transfer (or in such other manner as may be agreed in writing between the parties hereto) and the receipt by the Vendors’ Solicitors of this amount shall (to the extent of that payment) be an absolute discharge to the Purchaser; and

5.2.3	the Consideration Shares (less the Informatica Stock deposited with the Escrow Agent pursuant to clause 4.1.2) shall be issued to Garry Moroney and held by him subject to the Stock Restriction Agreement.

5.3	Waiver of Completion Requirements

Completion of the sale and purchase of the Shares in circumstances where certain of the items referred to in clause 5.1 above have not been delivered shall constitute a waiver by the Purchaser of the requirement to deliver such items.

5.4	Vendors to Act as Purchaser’s Nominees

Prior to the registration of the transfers, the Vendors shall co-operate in any manner required by the Purchaser for the convening and conduct of general meetings of any of the Group Companies, shall execute on a timely basis all proxy forms, appointment of representatives, documents of consent to short notice and such like that the Purchaser may require, and shall generally act in all respects as the nominees and at the direction of the Purchaser in respect of the Shares and all attached rights and interests. The Purchaser shall indemnify the Vendors and hold the Vendors harmless against any loss, liability or expense incurred by the Vendors as a result of acting as the nominees and in accordance with the wishes or directions of the Purchaser pursuant to this clause 5.4.

5.5	Waiver of all claims

5.5.1	Subject to clause 5.5.4, each Vendor hereby agrees that it shall not make any claim against the Purchaser, any Group Company or any Informatica Group Company by reason of the fact that such Vendor is or was a director, shareholder or agent of any Group Company or is or was serving at the request of any Group Company, as a partner, trustee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, constitutional document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against the Vendors pursuant to this Agreement or applicable law or otherwise, and each Vendor hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from any Group Company with respect to any amounts paid by it pursuant to this Agreement or otherwise.

5.5.2	Subject to clause 5.5.4, effective upon Completion, each Vendor hereby irrevocably waives, releases and discharges each Group Company from any and all liabilities and obligations to it of any kind or nature whatsoever, whether in his, her or its capacity as a shareholder or director of any Group Company or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith) or otherwise at law or equity, and each Vendor agrees that he, she or it shall not seek to recover any amounts in connection therewith or thereunder from any Group Company.

5.5.3	In no event shall any Group Company have any liability whatsoever to any Vendor for any breaches of the representations, warranties, agreements or covenants of the Group hereunder, and in any event no Vendor may seek contribution from the Group in respect of any payments required to be made by such Vendor pursuant to this Agreement.

5.5.4	This clause 5.5 shall not act as a waiver of the entitlement of any director or officer of a Group Company to indemnification for which such director or officer is entitled pursuant to the constitutional documents of the relevant Group Company subject always to applicable law.

6	WARRANTIES AND INDEMNITY

6.1	Vendor Warranties

In consideration of, and as an inducement to, the Purchaser entering into this Agreement the Vendors hereby severally represent, warrant and undertake to the Purchaser that each of the Vendor Warranties is at the date hereof true and accurate in all respects and not misleading.

6.2	General and Tax Warranties

In consideration of, and as an inducement to, the Purchaser entering into this Agreement the Principal Vendors hereby severally represent, warrant and undertake to the Purchaser that, subject to clause 6.3, each of the General Warranties and the Tax Warranties are at the date hereof true and accurate in all respects and not misleading.

6.3	Disclosure Letter

The Warranties shall be qualified only by reference to those matters Disclosed. The parties agree and acknowledge that (i) a document which is attached to or contained in the Disclosure Letter and (ii) any statement contained in the body of the Disclosure Letter and which in each case is specifically Disclosed against one warranty, shall notwithstanding anything to the contrary in the Disclosure Letter be deemed to qualify each other Warranty (a “Secondary Warranty”) provided that:
6.3.1	the document or statement disclosed (as the case may be) is fairly and accurately disclosed against the Secondary Warranty; and

6.3.2	the document or statement disclosed (as the case may be) is disclosed with sufficient detail to identify the nature and scope of the matter disclosed in the context of the Secondary Warranty.
6.4	Basis of Agreement

The parties acknowledge that the Purchaser is entering into this Agreement in reliance on, inter alia, the Warranties and furthermore that the Purchaser has entered into this Agreement with the intention that the business of the Group shall or may be continued as a going concern utilising all the assets and subject only to the liabilities to which the Group would on Completion, in accordance with the terms of this Agreement, be entitled and bound and also on the basis that the Warranties are true, accurate and not misleading in any respect save as specifically provided to the contrary in this Agreement.

6.5	Separate Warranties

Each of the Warranties shall be construed as separate and independent and save as otherwise expressly provided shall not be limited by reference to any other warranty, clause, sub-clause, paragraph, sub-paragraph or any provision in this Agreement or the Schedules.

6.6	Purchaser Knowledge

Subject to clause 6.3, no information of which the Purchaser may have knowledge (whether actual, constructive or imputed) shall qualify or shall be deemed to qualify any of the Warranties or prejudice any claim by the Purchaser under the Warranties or operate to reduce any amount recoverable by the Purchaser in respect of any breach of any of the Warranties. Without prejudice to the foregoing, the rights and remedies of the Purchaser in respect of the Warranties shall not be affected by any investigation made by or on behalf of the Purchaser into the affairs of the Group.

6.7	Warranties in Full Force and Effect

The Warranties shall continue in full force and effect after and notwithstanding Completion and shall not in any respect be extinguished or affected by Completion and Completion shall not in any way constitute a waiver of the rights of the Purchaser in respect of any of the Warranties.

6.8	Liability of Vendors

Subject to clause 6.11 and without prejudice to clause 6.9, if there shall be any breach of any of the Warranties the Vendors shall (at the election of the Purchaser) be liable to pay to the Purchaser on demand an amount equal to:

6.8.1	100 (one hundred) per cent of any depletion or diminution in value of the Company; or

6.8.2	if the result of any breach of any of the Warranties is either that some asset of any Group Company is worth less than its value would have been had such breach not arisen, or that such Group Company is or will be under a liability (actual or contingent) or increased or substituted liability which would not have arisen had such breach not arisen, an amount equal to 100 (one hundred) per cent of any depletion or diminution in the value of the asset in question or 100 (one hundred)per cent of all loss occasioned to such Group Company by such liability or increased or substituted liability, such payment in each case to provide on a full indemnity basis for any costs and expenses incurred investigating, resisting or negotiating any claim (whether successful or not) which if successful would have given rise to a liability on the part of the Vendors or any of them under this clause.

6.9	Indemnification

Without prejudice to clause 6.8, the Vendors hereby severally covenant with and undertake to the Purchaser (for itself and as trustee for the benefit of each Group Company) to indemnify and keep indemnified and hold harmless the Purchaser and each Group Company from and against any and all liabilities, costs, interest and expenses directly or indirectly suffered or incurred by the Purchaser and/or such Group Company arising out of or in connection with a breach or breaches of any provisions of this Agreement (including the Warranties), the Escrow Agreement and the Deed of Tax Covenant.

6.10	Waiver by Vendors

None of the information supplied by any Group Company or its officers, employees, agents, representatives or advisers to the Vendors or their officers, employees, agents, representatives or advisers prior to the date of this Agreement in connection with the Warranties, the contents of the Disclosure Letter, the Deed of Tax Covenant or otherwise in relation to the business or affairs of the Group shall constitute or be deemed a representation, warranty or guarantee of its accuracy by such Group to the Vendors and the Vendors hereby waive any claims against such Group or its officers, employees, agents, representatives or advisers which they might otherwise have in respect of the same.

6.11	Limitations

6.11.1	Subject to clause 6.12 the aggregate maximum liability of the Principal Vendors (whether at common law, under the express terms of this Agreement or otherwise) under or in respect of all or any claims:
(a)	for breach of the General Warranties (including any amounts due in respect thereof pursuant to clauses 6.8 or 6.9 or 9.10);

(b)	for breach of the Tax Warranties (including any amounts due in respect thereof pursuant to clauses 6.8 or 6.9 or 9.10); and

(c)	under the Deed of Tax Covenant,
(the “Escrow Only Claims” and each an “Escrow Only Claim”) shall in no event exceed the Escrow Amount and any payment to be made by the Principal Vendors in connection therewith shall be made solely from the Escrow Account in accordance with clause 4.4 of this Agreement and clause 4 of the Escrow Agreement and no recourse shall be had in the settlement thereof to any other assets of the Principal Vendors or any of them.

6.11.2	Subject to clause 6.12, the aggregate maximum liability of the Vendors, under or in respect of all or any claims for breach of the Vendor Warranties (including any amounts due in respect thereof pursuant to clauses 6.8 or 6.9 or 9.10) or for a breach of this Agreement (other than Escrow Only Claims) (each a “Vendor Claim”) shall in no event exceed the Consideration.

6.11.3	Subject to clause 6.12, the aggregate maximum liability of each of the Vendors (whether at common law under the express terms of this Agreement or otherwise) under or in respect of any or all Vendors Claims, shall not exceed that Vendor’s Vendor Claim Relevant Proportion of the Consideration (including that Vendor’s contribution to the Escrow Account).

6.11.4	All Vendor Claims:
(a)	if made on or before the Payment Date, shall be made in accordance with clause 4.4 of this Agreement and clause 4 of the Escrow Agreement and no recourse shall be had in the settlement thereof to any other assets of any of the Vendors until the escrow Fund shall have been completely exhausted; and

(b)	if made after the Payment Date, shall be made by service of notice on the Vendor Representative. Unless settled or agreed such claim shall be deemed to have been withdrawn unless proceedings are commenced within 6 (six) months of the date of service of such notice.
6.11.5	The Principal Vendors shall have no liability whatsoever in respect of any Escrow Only Claim:
(a)	unless the amount of that Escrow Only Claim exceeds €15,000; and

(b)	unless the aggregate amount of all Escrow Only Claims exceeds €250,000 whereupon the full amount of all claims (including claims of less than €15,000) shall become payable.

6.11.6	Any payment made to the Purchaser by the Escrow Agent in accordance with the Escrow Agreement in respect of an Escrow Only Claim shall be in complete discharge of such claim.

6.11.7	In the event that any payment is made to the Purchaser by the Escrow Agent pursuant to the Escrow Agreement in respect of any Vendor Claim and such payment is insufficient to satisfy in full the amount payable to the Purchaser pursuant to the Escrow Agreement and clause 4.4 of this Agreement in respect of such Vendor Claim, the Vendor(s) against whom the claim has been made shall pay to the Purchaser an amount equal to the shortfall.

6.11.8	Subject to clause 6.12, the Vendors shall have no liability (whether at common law under the express terms of this Agreement or otherwise) under or in respect of Escrow Only Claims, in the event that notice pursuant to clause 4.4 of this Agreement and clause 4 of the Escrow Agreement is not received on or prior to 18.00 PST on the Payment Date.

6.12	Defaulting Vendors

6.12.1	No limitation of any kind whatsoever shall apply in respect of an individual Vendor (a “Defaulting Vendor”) in respect of any Escrow Only Claim or Vendor Claim to the extent that such claim arises or is increased as a result of any fraudulent act, fraudulent omission or wilful misrepresentation by the Defaulting Vendor.

6.12.2	For the avoidance of doubt:
(a)	the limitations set out in clause 6.11 shall continue to apply in respect of those Vendors who are not a Defaulting Vendor, and

(b)	the Purchaser shall be entitled, at its sole discretion, to pursue a Defaulting Vendor directly in respect of all or any part of his liability to make payment to the Purchaser as a result of clause 6.12.1 without first having to have recourse to the Escrow Amount, but this shall be without prejudice to the Defaulting Vendor’s right at any time to apply all or any of its Relevant Proportion of the Escrow Amount which remains outstanding in discharge of its liability to make payment to the Purchaser as a result of clause 6.12.1provided however that the Purchaser shall under no circumstances be entitled to have recourse to the balance of the Escrow Amount in satisfaction of a Defaulting Vendor’s liability hereunder.

6.13	Individual Liability

Subject to clause 6.11 but notwithstanding any other provision of this Agreement the individual liability of a Vendor (whether at common law or under the express terms of this Agreement) under or in respect of or in connection with any Escrow Only Claim shall not exceed that Vendor’s Escrow Only Relevant Proportion of the Escrow Amount immediately following Completion and the rights of the Purchaser to recourse against the Escrow Amount shall be limited accordingly and any payment to the Vendors of the Escrow Amount in accordance with the Escrow Agreement shall take appropriate account of each Vendor’s entitlement to the Escrow Amount after the satisfaction of all claims.

6.14	Vendor Protections

6.14.1	The Vendors will not be liable in respect of a Vendor Claim or an Escrow Only Claim:
(a)	to the extent that the matter giving rise to the Vendor Claim or Escrow Only Claim would not have arisen but for an act, omission or transaction after Completion by a director, employee or agent of the Purchaser, any Group Company or any Informatica Group Company and such act, omission or transaction was undertaken outside of the ordinary course of business of the Company as is carried on at Completion, in circumstances where the Purchaser was aware that such act, omission or transaction would give rise to a Vendor Claim or an Escrow Only Claim (other than a claim pursuant to the Deed of Tax Covenant) and the Vendor Claim or Escrow Only Claim (other than a claim pursuant to the Deed of Tax Covenant) could reasonably have been avoided without addition cost or expense for the Group or the Informatica Group;

(b)	to the extent that the matter giving rise to the Vendor Claim or Escrow Only Claim (other than a claim pursuant to the Deed of Tax Covenant) would not have arisen but for the passing of, or a change in, after the date of this Agreement a law, regulation or administrative practice (in each case having the force of law) which takes effect retrospectively;

(c)	to the extent that the loss to which the Vendor Claim or Escrow Only Claim (other than a claim pursuant to the Deed of Tax Covenant) is attributable to a change made after the Completion Date in the accounting policies of any Group Company (except where such change was required in order to comply with generally accepted accounting practices applicable to the relevant Group Company) and where the Purchaser was aware that such change would give rise to a Vendor Claim or an Escrow Only Claim (other than a claim pursuant to the Deed of Tax Covenant);

(d)	to the extent that the matter to which the Vendor Claim or Escrow Only Claim (other than a claim pursuant to the Deed of Tax Covenant) relates is the subject of a specific provision in the Accounts or is the subject of a specific note in the Accounts or is the subject of a specific accrual or a specific note in the Management Accounts or the supporting schedules to the Management Accounts provided by Company to the Purchaser;

(e)	to the extent that the matter giving rise to the Vendor Claim or an Escrow Only Claim (other than a claim pursuant to the Deed of Tax Covenant) arises from an act, omission or transaction before Completion with the written consent of the Purchaser, in circumstances where the Purchaser was aware that such act, omission or transaction would give rise to a Vendor Claim or an Escrow Only Claim (other than a claim pursuant to the Deed of Tax Covenant);

(f)	to the extent that the matter giving rise to the Vendor Claim or an Escrow Only Claim (other than a claim pursuant to the Deed of Tax Covenant) is attributable to a change in the accounting policies of the Group to US GAAP.
6.14.2	If the Vendors or any of them pays to the Purchaser an amount in respect of a Vendor Claim or an Escrow Only Claim and the Purchaser subsequently recovers from another person an amount which directly relates to the matter giving rise to the Vendor Claim or Escrow Only Claim:

(a)	if the amount paid by the Vendor(s) in respect of the Vendor Claim or Escrow Only Claim is more than the amount recovered, the Purchaser shall immediately pay to the Vendor(s) the sum recovered (less reasonable costs incurred by the Purchaser in recovering such amount); and

(b)	if the amount paid by the Vendor in respect of the Vendor Claim or Escrow Only Claim is less than or equal to the amount recovered, the Purchaser shall immediately pay to the Vendor an amount equal to the amount paid by the Vendor (less reasonable costs incurred by the Purchaser in recovering such amount).
6.14.3	If a liability in respect of the same matter falls on the Vendors both in respect of a claim for breach of the Warranties and under the Deed of Tax Covenant, then in calculating sums payable in respect of a claim for breach of the Warranties account shall be taken of sums recovered by the Purchaser from the Escrow Account in respect of the Deed of Tax Covenant and vice versa. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be entitled to recover from the Vendors in respect of any loss if such loss has already been recovered from the Vendors in full.

6.14.4	The Purchaser shall procure that each Group Company shall give the Vendor Representative and its professional advisers (at the cost of the Vendor Representative and on a confidential basis) reasonable access to the premises and personnel of the Company and any relevant chattels, documents and records within the power, possession or control of the Company to enable the Vendors and their professional advisers to examine such chattels, accounts, documents and records and take copies or photographs thereof for the sole purpose of evaluating any claim for breach of the Warranties or under the Deed of Tax Covenant made by the Purchaser.

6.14.5	Nothing in the Agreement shall in any way restrict or limit the general obligation of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to a claim against the Vendors under the Warranties.

6.14.6	In the event of a payment being made by the Vendors pursuant to the Warranties, the Deed of Tax Covenant or the specific indemnities set out in Schedule 9 or out of the Escrow Account to the Purchaser, the Consideration shall be deemed to have been reduced by such amount and, in the case of payments made out of the Escrow Account, all Vendors shall be deemed to have shared therein in accordance with their Vendor Claim Relevant Proportion.

6.14.7	The Purchaser confirms that it has not relied on any warranty, representation, condition or undertaking of any of the Vendors, or of any other person save for the Warranties and that, save for the Warranties, all representations, warranties, conditions and undertakings, whether express or implied, statutory or otherwise, are expressly excluded.

6.14.8	Subject to clause 6.12, if this Agreement contains an untrue statement made by any of the Vendors or a breach of Warranty arises and that statement or breach of Warranty also constitutes a misrepresentation which the Purchaser relied on in entering this Agreement:
(a)	the Purchaser’s remedy in respect thereto shall be for breach of Warranty and shall be dealt with in accordance with clause 6 hereof;

(b)	the Vendors shall not be liable (in equity or tort, or in any other way) in respect of the misrepresentation; and

(c)	the Purchaser may not terminate or rescind this Agreement as a result of the untrue statement, the breach of Warranty or misrepresentation.
6.14.9	The Purchaser warrants to the Vendor that:
(a)	the Purchaser has the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by the Purchaser at Completion (the “Purchaser’s Completion Documents”);

(b)	this Agreement constitutes and the Purchaser’s Completion Documents will, when executed by the Purchaser, constitute binding obligations of the Purchaser in accordance with their respective terms;

(c)	the Purchaser is not in the process of formulating a claim against the Vendors for a breach of Warranty.
6.15	Specific Indemnity

The Vendors shall indemnify each Informatica Group Company and each Group Company on the terms of Schedule 9.

6.16	Capitalisation

In the event of a breach by all of the Vendors of the warranties contained in paragraphs 1.2 or 1.4 of Part 1 of Schedule 2 which arises out of the same matter or thing then the Purchaser shall be obliged to pursue such breach (to the extent it wishes to pursue the breach at all) against all of the Vendors.

7	OPTIONS

7.1	Assumption of Employee Options

7.1.1	Immediately prior to Completion, each outstanding Employee Option will by virtue of the transactions contemplated by this Agreement and without any further action on the part of the holder thereof, be assumed by the Purchaser and converted into an option to purchase Informatica Common Stock.

7.1.2	Each Option so assumed by the Purchaser under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the assumption (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Employee Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Informatica Common Stock equal to the product (rounded down to the nearest whole number of shares of Informatica Common Stock) of the number of B Ordinary Shares that were issuable upon exercise of such Employee Option immediately prior to the assumption multiplied by the Option Conversion Ratio, and (ii) the per share exercise price for the shares of Informatica Common Stock issuable upon exercise of such assumed Employee Option will be equal to the quotient determined by dividing the exercise price per share of B Ordinary Shares at which such Employee Option was exercisable immediately prior to the assumption by the Option Conversion Ratio, rounded up to the nearest whole cent.

7.1.3	Each Group Company shall take all actions necessary or desirable to give effect to the provisions of this clause 7 including, without limitation, obtaining the consent of the holders of Employee Options, providing notice to the holders of Employee Options and/or amending the terms of its equity incentive plans or arrangements.

7.2	Notice

7.2.1	No later than fourteen (14) Business Days after Completion, the Company shall deliver to each individual who holds an Employee Option a notice communicating such assumption to each individual who holds an Employee Option in the form set out in Appendix D hereto.

7.2.2	In addition, the Company shall provide such other notices, which shall comply with the terms of the Employee Option Plan, to each holder of an Employee Option, as reasonably requested by the Purchaser, in order to effectuate the assumption of the Employee Options pursuant to clause this clause 7, and the Company shall provide to the Purchaser such information necessary to be included in any communication to be sent by the Purchaser to each holder of an Employee Option as reasonably determined by the Purchaser to effectuate the assumption of the Employee Options pursuant to pursuant to this clause 7.

7.3	S-8 filing

The Purchaser shall use commercially reasonable efforts to file, within ten (10) business days following the Completion Date, a registration statement on Form S-8 with the United States Securities and Exchange Commission (“SEC”) (to the extent Form S-8 is available for use by the Purchaser) registering a number of shares of Informatica Common Stock equal to the number of shares of Informatica Common Stock issuable upon the exercise of all Employee Options assumed by the Purchaser pursuant to clause 7.1 hereof; provided, however, that if the Purchaser is required to file the Company’s audited financial statements pursuant to Item 9.01 of Form 8-K, then the filing date of such Form S-8 shall be the later of (i) twenty (20) business days following the Completion Date or (ii) three (3) business days following the filing of the Company’s audited financial statements on Form 8-K. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the united States Securities Act and Exchange Act) at least for so long as any Company Options assumed by Purchaser remain outstanding. The Purchaser shall take such other action including without limitation the filing of an Additional Listing Application on Nasdaq as may be required from time to time to enable the public sale of such shares. The Purchaser represents and warrants that it know s of no reason why registration of such shares on From S-8 would be unavailable or delayed.

8	RESTRICTIVE COVENANTS

8.1	Restrictive Covenants by Vendors

In further consideration of, and as a further inducement to, the Purchaser entering into this Agreement and for the purpose of assuring to the Purchaser the full benefit of the Business and goodwill of the Group, Garry Moroney and Brian Caulfield hereby covenants with and undertakes to the Purchaser (for the benefit of the Purchaser and as trustee for the benefit of the Group and its successors in title to the Business) that he shall not either alone or jointly or in conjunction with or on behalf of or through the agency of any person and whether as principal, agent, partner, shareholder, holding company, director, manager, adviser, consultant, employee or otherwise howsoever and whether directly or indirectly:
8.1.1	during the period commencing on Completion and expiring on the date which falls 18 calendar months from the Completion Date:
(a)	carry on or participate or assist or be engaged or concerned or interested (except as the holder or beneficial owner for investment purposes of not more than 5 (five) per cent in nominal value of any class of securities listed or dealt in on a generally recognised stock exchange) in any Restricted Business Activity in the Restricted Business Area;

(b)	in connection with any Restricted Business Activity in the Restricted Business Area, directly or indirectly:
(i)	solicit, interfere with or endeavour to entice away from the Group or the Informatica Group whether directly or indirectly any person who is at Completion or who has been at any time during the period of 2 (two) years immediately preceding Completion a customer of any Group Company or any Informatica Group Company;

(ii)	endeavour to solicit or entice away or offer employment to any person who is at Completion an employee, officer or manager of any Group Company or any Informatica Group Company whether or not such person would commit a breach of contract by reason of leaving the employment, office or service of such Group Company or such Informatica Group Company (provided however that it shall not constitute a breach of this clause for any such employee, officer or manager to respond to a general advertisement for employment); or

(iii)	enter into partnership with or appoint as a consultant or adviser any person who is at the date hereof or who between that date and Completion becomes an employee, officer, manager or representative of or consultant or adviser to any Group Company or any Informatica Group Company;
(c)	interfere or seek to interfere or take such steps as may interfere with the continuance of supplies to any Group Company or any Informatica Group Company (or the terms relating to such supplies) from any suppliers who are at Completion or who have been at any time during the period of 2 (two) years immediately preceding Completion supplying materials, components, products, goods or services to the Group or the Informatica Group;

(d)	do or say anything which is reasonably likely to lead any person to cease to do business with any Group Company or any Informatica Group Company on substantially equivalent terms to those previously offered or at all or which is reasonably likely to prevent any person in the future, whether or not doing business with such Group Company or such Informatica Group Company at Completion, from doing business with such Group Company or such Informatica Group Company or do or say anything which is harmful to the reputation of such Group Company or such Informatica Group Company;
8.1.2	at any time after Completion save in the case of clauses 8.1.2(a) and 8.1.2(b) in furtherance of his duties as an employee of the Group:
(a)	use or adopt or purport to use or adopt the name of any Group Company or any Informatica Group Company;

(b)	represent himself in any way as having any present connection with any Group Company or any Informatica Group Company;

(c)	use or procure the use, in connection with any business, of any name or any trade name used or owned by any Group Company or any Informatica Group Company on Completion or any part or combination or abbreviations thereof likely to be confused therewith or any Intellectual Property owned or exclusively entitled to be used by any Group Company or any Informatica Group Company; or

(d)	disclose or cause to be disclosed to any person or use for any purpose any Confidential Information or any information in relation to which any Group Company is bound by an obligation of confidence to a third party and he shall use his best endeavours to prevent the publication or disclosure of any such in formation.
8.2	Severability and Rectification

Each of Garry Moroney and Brian Caulfield hereby acknowledges and agrees with the Purchaser that each of the undertakings contained in clause 8.1 constitutes an entirely separate, severable, independent and separately enforceable restriction on each of them and that the duration, extent and application of the respective restrictions in clause 8.1 are no greater than is reasonable and necessary for the protection of the legitimate interests of the Purchaser and the Group but that if any such restriction shall be adjudged by any court or regulatory authority or agency of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof and/or the geographical area dealt with thereby was reduced, the said restriction shall apply within the jurisdiction of that court or regulatory authority or agency with such modifications as may be necessary to make it valid, effective and enforceable.

8.3	Permitted Activities

Notwithstanding anything to the contrary in clause 8 or elsewhere in this Agreement nothing in clause 8.1.1(a) shall limit, prohibit or otherwise restrict the activities of (a) Brian Caulfield in his capacity as a director, partner, member, equity-holder or employee of or consultant to Trinity Venture Capital Limited, or another similar venture capital institution, or (b) Trinity Venture Capital Limited (or any other venture capital institution that Brian Caulfield is a director, partner, member, equity-holder or employee of or consultant to) and its affiliates and portfolio companies. It is acknowledged and agreed that Brian Caulfield shall not be in breach of clause 8.1.1(a) where a portfolio company of the venture capital institution by which he is employed solicits from a Group Company or an Informatica Group Company a former or current employee of such company in circumstances where Brian Caulfield has not actively participated in the selection and/or solicitation of such employee.

9	MISCELLANEOUS PROVISIONS

9.1	Survival of obligations

The provisions of this Agreement which shall not have been performed on Completion shall remain in full force and effect notwithstanding Completion.

9.2	Binding on successors

This Agreement shall be binding upon and enure to the benefit of the respective parties hereto and their respective personal representatives, successors and permitted assigns.

9.3	Waiver, release and remedies

9.3.1	A waiver by the Purchaser of any breach by any party hereto of any of the terms, provisions or conditions of this Agreement or the acquiescence of the Purchaser in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.

9.3.2	Any remedy or right conferred upon the Purchaser for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Agreement or provided for by law.

9.3.3	No failure or delay by the Purchaser in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, right, power or privilege.

9.3.4	Any liability of any party hereto to the Purchaser under the provisions of this Agreement may in whole or in part be released, varied, postponed, compounded or compromised by the Purchaser in its absolute discretion as regards such party without in any way prejudicing or affecting its rights against any other party hereto under the same or a like liability whether joint and several or otherwise. Should any provision of this Agreement transpire not to be enforceable against any of the parties hereto, such non-enforceability shall not render such provision unenforceable against any other party hereto.

9.4	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting but one and the same instrument.

9.5	Assignment

This Agreement shall not be assignable in whole or in part by the Vendors but the Purchaser shall be entitled to assign and transfer all or any of its rights and obligations hereunder to any other member of Informatica Group and by any assignee to any other member of the Informatica Group (but not to any other person) and such assignee or transferee shall be entitled to enforce the same against the Vendors or any of them as if it were named in this Agreement as the Purchaser.

9.6	Notices

Subject to clause 9.8.2, any notice or other communication to any party hereto (whether required or permitted to be given under or in connection with this Agreement or the Deed of Tax Covenant) shall be in writing and shall (at the option of the party giving the notice) be:
(a)	delivered by hand; or

(b)	sent by facsimile,
in the case of any of the Vendors to the Vendor Representative in accordance with the details set out below and in the case of the Purchaser, as set out below, or to such other address or facsimile number as is from time to time notified to the party giving the notice in compliance with the provisions of this clause 9.6:

The Vendors

Brian Caulfield (the Vendor Representative)

Address:	100 Iona Road , Glasnevin. Dublin 9.
Facsimile:	+353 1 22057701
with a copy to:

O’Donnell Sweeney Solicitors

Attention: Managing Partner

Address:	One Earlsfort Centre, Earlsfort Terrace, Dublin 2
Facsimile:	+353 1 66 44 300
The Purchaser

Address:	100 Cardinal Way, Redwood City, CA 94063, USA
Facsimile:	+1 (650) 385 5500
for the urgent attention of Chief Legal Counsel.

9.7	Notice Deemed to be Served

Any notice or communication referred to in clause 9.6 shall be deemed to have been served:
(a)	if delivered by hand, on delivery; and

(b)	if sent by facsimile, when the sender’s facsimile machine issues confirmation that the relevant pages have been transmitted to the recipient’s facsimile machine.
9.8	Confirmation of Notice

9.8.1	Each person giving a notice or making a communication hereunder by facsimile shall promptly confirm such notice or communication by post to the person to whom such notice or communication was addressed but the absence of any such confirmation shall not affect the validity of any such notice or communication or the time upon which it is deemed to have been served.

9.8.2	For all purposes of this Agreement, a notice served on the Vendor Representative shall be deemed to be served on all of the Vendors.

9.9	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

9.10	Withholding and Grossing Up

9.10.1	The Vendors and the Warrantors shall pay all sums payable by them under this Agreement and the Deed of Tax Covenant free and clear of all deductions or withholding unless the law requires a deduction or withholding to be made. If a deduction or withholding is so required the Vendors and the Warrantors shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.

9.10.2	If any Revenue Authority brings any sum paid by the Vendors and the Warrantors under or pursuant to this Agreement or the Deed of Tax Covenant into a charge to Tax, the Vendors and the Warrantors shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Agreement.

9.11	Further Assurance and Information

At the request of the Purchaser from time to time, each of the Vendors shall severally (and shall procure that any other necessary person shall) at his own cost and expense:
9.11.1	execute and do all such documents, acts and things as may be required subsequent to Completion for assuring to or vesting in the Purchaser (including its nominee or nominees) the beneficial ownership of the Shares being transferred by such Vendor or otherwise in order to perfect the right, title and interest of the Purchaser to the Shares or of any Group Company to any asset.

9.11.2	provide or procure the provision to the Purchaser of all information in their possession or under their control subsequent to Completion relating to the business and affairs of the Group and will give, or procure to be given to the Purchaser, its advisers and agents such access to (including the right to take copies of) any documents in their possession or under their control containing such information as the Purchaser may from time to time reasonably require.
9.12	Announcement

No announcement or disclosure regarding all or any part of the transactions contemplated by this Agreement shall be made by any of the parties hereto without the prior written approval of the other parties (such approval not to be unreasonably withheld) save for any such announcement as is required to be made by Purchaser to comply with any applicable laws and the rules and regulations of the Nasdaq Stock Market, any announcement or disclosure by any party hereto which is required by applicable law or the requirements of any governmental department, agency or regulator and any announcement or disclosure by either Trinity Venture Capital Limited or Delta Management Partners II Limited to any investor in their funds provided however that any such announcement or disclosure is on a confidential basis.

9.13	Whole Agreement

This Agreement, the Deed of Tax Covenant and the Escrow Agreement together contain the whole agreement between the parties hereto relating to the transactions provided for in this Agreement and supersede all previous agreements (if any) between such parties in respect of such matters and each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement and the other documents and agreements referred to in this clause, it has not relied on any representations or warranties except for those contained in this Agreement.

9.14	Severability

Each of the provisions of this Agreement is separate and severable and enforceable accordingly and if at any time any provision is adjudged by any court of competent jurisdiction to be void or unenforceable the validity, legality and enforceability of the remaining provisions hereof and of that provision in any other jurisdiction shall not in any way be affected or impaired thereby.

9.15	Costs

9.15.1	Subject to clause 9.15.2, each party hereto shall bear any costs, fees or expenses incurred by it in connection with negotiating, preparing and entering into this Agreement.

9.15.2	The Purchaser shall bear the reasonable legal and financial expenses of the Vendors incurred in conducting due diligence in respect of the Company and in entering into this Agreement subject to a maximum amount of EUR500,000 (including all expenses, VAT (if applicable), costs and outlay.

9.16	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Ireland. Each of the parties hereto hereby agrees that the courts of Ireland shall have non-exclusive jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of such courts.
IN WITNESS whereof this Agreement has been duly executed on the date shown at the beginning of this Agreement.

OMITTED ATTACHMENTS TO THE SHARE PURCHASE AGREEMENT
     The following attachments to the Share Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Informatica hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Informatica reserves the right to request confidential treatment for portions of any such documents.

ATTACHMENT	DESCRIPTION

Schedule 1	Part 1 Vendors and their Shareholdings
Part 2Vendors

Schedule 2	Part 1 Vendor Warranties
Part 2 General Warranties
Part 3 Tax Warranties

Schedule 3	Deed of Tax Covenant

Schedule 4	Part 1 Directors and Secretary of the Company
Part 2 Continuing Directors

Schedule 5	Properties

Schedule 6	Service Agreements

Schedule 7	Details of Subsidiaries

Schedule 8	Option Assumption Notice

Schedule 9	Specific Indemnity

Schedule 10	Form of Enterprise Ireland Guarantee

Schedule 11	Part A Details of Letters of Offer
Part B Guaranteed amounts under the Letters of Offer

Annexure A	Accounts

Annexure B	Management Accounts

Annexure C	Share option table

SIGNED SEALED AND DELIVERED
by GARRY MORONEY
in the presence of:

/s/ Garry Moroney

(Signature)

Witness

Address

Occupation

SIGNED SEALED AND DELIVERED
by BRIAN CAULFIELD
in the presence of:

/s/ Brian Caulfield

(Signature)

Witness

Address

Occupation

SIGNED SEALED AND DELIVERED
by PADRAIG CUNNINGHAM
in the presence of:

/s/ Padraig Cunningham

(Signature)

Witness

Address

Occupation

SIGNED SEALED AND DELIVERED
by RONAN PEARSE
in the presence of:

/s/ Ronan Pearse

(Signature)

Witness

Address

Occupation

SIGNED SEALED AND DELIVERED
by GARY RAMSAY
in the presence of:

/s/ Gary Ramsay

(Signature)

Witness

Address

Occupation

SIGNED SEALED AND DELIVERED
by BILL O’CONNOR
in the presence of:

/s/ Bill O’Connor

(Signature)

Witness

Address

Occupation

SIGNED SEALED AND DELIVERED
by JIM MOUNTJOY
in the presence of:

/s/ Jim Mountjoy

(Signature)

Witness

Address

Occupation

SIGNED SEALED AND DELIVERED
by EAMON KEATING
in the presence of:

/s/ Eamon Keating

(Signature)

Witness

Address

Occupation

SIGNED SEALED AND DELIVERED
by SEAN BAKER
in the presence of:

/s/ Sean Baker

(Signature)

Witness

Address

Occupation

For and on behalf of
DELTA EQUITY FUND II LIMITED PARTNERSHIP
acting through its general partner DELTA MANAGEMENT
PARTNERS II LIMITED

Signature	/s/ Authorized Signatory

Name

Title

For and on behalf of
HOTORIGIN LIMITED

Signature	/s/ Authorized Signatory

Name

Title

For and on behalf of
Trinity Venture Fund 2 acting through its Manager
TRINITY VENTURE CAPITAL LIMITED

Signature	/s/ Authorized Signatory

Name

Title

For and on behalf of
ENTERPRISE IRELAND

Signature	/s/ Authorized Signatory

Name

Title

INFORMATICA CORPORATION

Signature	/s/ Sohaib Abbasi

Name	Sohaib Abbasi

Title	President and CEO